UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):

January 17, 2025

Grocery Outlet Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38950	47-1874201
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5650 Hollis Street, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

(510) 845-1999
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	GO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jason Potter – Appointment as President and Chief Executive Officer, and Director; Execution of Employment Agreement

On January 17, 2025, the board of directors (the "Board") of Grocery Outlet Holding Corp. (the "Company" or "Grocery Outlet") appointed Jason Potter as President and Chief Executive Officer of the Company, effective February 3, 2025.

Mr. Potter, age 54, has over 30 years of experience in the grocery retail industry. He served as Chief Executive Officer and a director at The Fresh Market, Inc., a specialty grocery retailer of fresh, gourmet food and prepared meals, from March 2020 to January 2025. The Fresh Market had approximately 166 stores in 22 states as of year-end 2024. From 1990 to June 2018, he served in successively senior positions at Sobeys Inc., a Canadian food and drug retailer and wholly owned subsidiary of The Empire Company Limited that was primarily franchise driven. Most recently, he served from May 2017 to June 2018 as Executive Vice President of Operations, where he oversaw store operations for approximately 1,500 full service and community stores under the Sobeys, Safeway, IGA, Foodland and Thrifty Food brands. Prior to that, he served as President of Sobeys West, President of Sobeys Atlantic, and President of Multi-Format Operations. Mr. Potter received his Bachelor of Management and Master of Business Administration from Athabasca University. He also completed the Advanced Management Program at Harvard Business School.

On January 17, 2025, and in connection with such appointment, Mr. Potter entered into an Employment Agreement, effective February 3, 2025, with the Company and Grocery Outlet Inc. (the "Employment Agreement"). In connection with his appointment, the Employment Agreement provides that Mr. Potter will:

(i)	receive an annual base salary of $1,025,000;

(ii)	be eligible for an annual incentive bonus with a target of 125% of base salary;

(iii)	be eligible to receive equity grants, including in 2025 (A) an annual grant consisting of (a) stock options having a grant date fair value for financial reporting purposes of $2.1 million, with an exercise price equal to the closing trading price of the Company's Common Stock on the grant date (the “Closing Price”), which will vest over three years in equal annual installments, and (b) performance stock units ("PSUs") with a three-year performance period with the number of target PSUs equal to $2.1 million divided by the Closing Price and a maximum payout of 200% of target; (B) an additional new hire grant of stock options to purchase 250,000 shares of the Company's Common Stock, with an exercise price equal to the Closing Price, with one-third of such options vesting and becoming exercisable three years after the grant date, and two-thirds of such options vesting upon achievement of certain stock price performance targets during such three-year period and becoming exercisable three years after the grant date; and (C) an additional new hire grant of restricted stock units in an amount equal to $2.0 million divided by the Closing Price and vesting in a single installment one year after the Grant Date, in each case as determined and approved by the Board or a committee thereof. All equity grants in 2025 will be subject to the terms of the Company's 2019 Incentive Plan and the applicable award agreement; and

(iv)	receive a relocation allowance of up to $500,000 (net of applicable local, state and federal taxes, if any).

Mr. Potter's base salary and annual cash bonus will be prorated from the day he commences employment.

Except as provided in the Employment Agreement and summarized below, Mr. Potter's participation in the annual incentive plan and equity incentive plan, as well as the receipt of other rights and benefits, will be generally consistent with participation of other Company executive officers. The Employment Agreement does not provide for a fixed duration and Mr. Potter will be an at-will employee of the Company, although he will be eligible for specified severance benefits upon certain terminations of employment, subject to his execution of a general release of claims for the benefit of the Company that becomes irrevocable. In the event of a termination of employment of Mr. Potter without Cause or resignation for Good Reason (each as defined in the Employment Agreement), in addition to accrued base salary and benefits, he is entitled to:

(i)	continued payment of his base salary in equal installments in accordance with the Company's regular payroll practices for a period of 24 months;

(ii)	an amount equal to two times his target bonus for the year in which the termination date occurs, payable in equal installments for a period of 24 months;

(iii)	payment for up to 18 months of medical and dental benefits;

(iv)	any unpaid bonus in respect of any fiscal year completed prior to the date of termination;

(v)	subject to the satisfaction of applicable performance objectives, payment of a pro-rated bonus with respect to the fiscal year of termination;

(vi)	pro-rated vesting of any outstanding time-based restricted stock units or time-based stock options that would have vested on the next regularly scheduled vesting date, calculated, in each case, as of the date of termination ("Pro Rata Vesting Rights"); and

(vii)	to the extent such termination occurs prior to the third anniversary of the grant date of the performance-based stock options, any such options subject to achievement of stock price performance targets that are vested as of such date of termination shall be exercisable for the period set forth in the stock option agreement governing such award (the "Price Target Exercisability Right.").

The treatment of PSUs upon a termination event is consistent with other executives and is set forth in the applicable award agreement.

Further, if Mr. Potter's employment is terminated by reason of his death or Disability (as defined in the Employment Agreement), he will be entitled to (i) accrued base salary and benefits, (ii) a lump sum amount equal to his pro rata target annual bonus for the year in which the termination occurs, (iii) any unpaid bonus in respect of any fiscal year completed prior to the date of termination, (iv) Pro Rata Vesting Rights and (v) the Price Target Exercisability Right. In consideration for the benefits provided to Mr. Potter, the Employment Agreement contains non-competition covenants during the term of the agreement as well as confidentiality and non-solicitation covenants.

The Employment Agreement also provides that Mr. Potter will serve as a Board member at all times he serves as the Company's Chief Executive Officer. In accordance with such agreement, on January 17, 2025, the Board approved an increase in the size of the Board by one director to ten directors in aggregate and appointed Mr. Potter as a Class III member of the Board, effective February 3, 2025, to hold office until the 2025 annual meeting of stockholders and until a successor has been duly elected and qualified, or until his earlier resignation, retirement or other termination of service. Mr. Potter is not independent in accordance with Nasdaq rules due to his employment with the Company and will not serve on any of the standing committees of the Board. As an employee of the Company, Mr. Potter will not receive additional compensation for his service on the Board. In connection with his service as a director and continuing service as an executive officer, Mr. Potter will be a party to the Company's customary indemnification agreement for the benefit of all Board directors and executive officers of the Company. There are no arrangements or understandings between Mr. Potter and any other person pursuant to which he was selected as President and Chief Executive Officer, and as a director. Mr. Potter has no family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Potter has a material interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Eric J. Lindberg, Jr. – Cessation of Employment as Interim President and Chief Executive Officer; Continuation of Service as Board Director

In connection with Mr. Potter's appointment and in accordance with the terms of the Company's previously disclosed Interim President and Chief Executive Officer Agreement with Eric J. Lindberg, Jr., dated October 29, 2024, Mr. Lindberg will cease employment with the Company effective February 3, 2025. Mr. Lindberg will continue to serve as a Class III member of the Board and the Chairman of the Board, and he will be a non-independent, non-employee director in accordance with Nasdaq rules. Mr. Lindberg will be compensated pursuant to the Company's Non-Employee Director Compensation Policy, as in effect from time to time.

Item 7.01 Regulation FD Disclosure.

On January 22, 2025, the Company issued a press release announcing Mr. Potter's appointment as President and Chief Executive Officer of the Company and as a director of the Board, each effective February 3, 2025. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 7.01 of this current report on Form 8-K (including Exhibit 99.1 furnished herewith) shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Employment Agreement, effective February 3, 2025 by and among Jason Potter, Grocery Outlet Holding Corp. and Grocery Outlet Inc.

99.1	Press release, dated January 22, 2025, entitled "Grocery Outlet Holding Corp. Announces New President and Chief Executive Officer"

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

*Management contract or compensatory plan or arrangement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grocery Outlet Holding Corp.

Date:	January 22, 2025	By:	/s/ Luke D. Thompson
		Name:	Luke D. Thompson
		Title:	Executive Vice President, General Counsel and Secretary